Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

CDTi Advanced Materials, Inc. (formerly Clean Diesel Technologies, Inc)
Oxnard, CA

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-215399, 333-204309, 333-183204 and 333-181443) and Form S-8 (Nos. 333-215158, 333-206188, 333-151777, 333-117057, 333-33276 and 333-16939) of CDTi Advanced Materials, Inc. of our report dated April 7, 2017, relating to the consolidated financial statements of CDTi Advanced Materials, Inc., which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ BDO USA, LLP

BDO USA, LLP
Los Angeles, CA
April 2, 2018